As filed with the Securities and Exchange Commission on May 26, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BBX CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Florida	59-2022148
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

401 East Las Olas Boulevard, Suite 800 Fort Lauderdale, Florida	33301
(Address of Principal Executive Offices)	(Zip Code)

BBX Capital Corporation 2014 Incentive Plan,

as Amended and Restated

(formerly the BFC Financial Corporation 2014 Stock Incentive Plan)

(Full title of the plan)

Alan B. Levan

Chairman and Chief Executive Officer

BBX Capital Corporation

401 East Las Olas Boulevard, Suite 800

Fort Lauderdale, Florida 33301

(Name and address of agent for service)

(954) 940-4900

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Class A Common Stock, par value $0.01 per share(3)(4)	1,000,000	$7.23	$7,230,000	$837.96
Class B Common Stock, par value $0.01 per share(3)	1,000,000	$7.40	$7,400,000	$857.66
Total				$1,695.62

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s Class A Common Stock and Class B Common Stock (collectively, “Common Stock”) which may become issuable under the BBX Capital 2014 Incentive Plan, as Amended and Restated, by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of the registrant’s Common Stock.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act on the basis of the average of the high and low prices of the registrant’s Class A Common Stock or Class B Common Stock, as applicable, in each case on the OTCQX on May 23, 2017.
(3)	Each share of Common Stock registered hereunder includes an associated right to purchase from the registrant one one-hundredth of a share of Series A Junior Participating Preferred Stock for $8.00. These purchase rights are not exercisable until the occurrence of certain prescribed events, none of which has occurred. These purchase rights are, and until the occurrence of any such prescribed event these purchase rights will be, evidenced by the certificates representing the associated shares of Common Stock, and may be transferred only with such shares of Common Stock. The value attributable to these purchase rights, if any, is reflected in the value of the associated shares of Common Stock.
(4)	Represents shares of the registrant’s Class A Common Stock reserved for issuance upon the conversion of the shares of the registrant’s Class B Common Stock registered hereunder. Shares of the registrant’s Class B Common Stock are convertible on a share-for-share basis into the registrant’s Class A Common Stock at any time in the holder’s discretion.

Explanatory Note

At the 2017 Annual Meeting of Shareholders (the “Annual Meeting”) of BBX Capital Corporation (the “Company”), the Company’s shareholders approved the BBX Capital Corporation 2014 Incentive Plan, as amended and restated (the “Plan”). The Plan was formerly known as the BFC Financial Corporation 2014 Stock Incentive Plan. The amendments to the Plan approved as part of the amended and restated Plan approved by the Company’s shareholders at the Annual Meeting included an amendment which increased the number of shares of the Company’s Class B Common Stock available for grant under the Plan from 8,500,000 shares to 9,500,000 shares, resulting in an increase in the total number of shares of the Company’s Class A Common Stock and Class B Common Stock available for grant under the Plan from 9,000,000 shares to 10,000,000 shares. Shares of the Company’s Class B Common Stock are convertible on a share-for-share basis into the Company’s Class A Common Stock at any time in the holder’s discretion. The Company is filing this Registration Statement to register the additional 1,000,000 shares of Class B Common Stock available for grant under the Plan as well as 1,000,000 shares of the Company’s Class A Common Stock which are reserved for issuance upon the conversion of the shares of the Company’s Class B Common Stock being registered hereunder. The Company is also registering hereunder the Preferred Share Purchase Rights associated with each share of the Company’s Class A Common Stock and Class B Common Stock being registered hereunder.

The securities registered hereunder are of the same classes as the securities of the Company registered under the Company’s Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on July 2, 2014 (Registration No. 333- 197195) and August 14, 2015 (the “Earlier Registration Statements”). Pursuant to General Instruction E to Form S-8, the contents of the Earlier Registration Statements are incorporated herein by reference, except to the extent supplemented, amended or superseded by the information set forth herein.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Company with the Commission are incorporated herein by reference:

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Commission on March 15, 2017.

•	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the Commission on May 9, 2017.

•	The Company’s Current Report on Form 8-K, filed with the Commission on February 3, 2017.

•	The Company’s Current Report on Form 8-K, filed with the Commission on February 10, 2017.

•	The Company’s Current Report on Form 8-K, filed with the Commission on May 9, 2017.

•	The Company’s Current Report on Form 8-K, filed with the Commission on May 17, 2017.

•	The Company’s Current Report on Form 8-K, filed with the Commission on May 24, 2017.

•	The portions of the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 21, 2017, that are deemed “filed” with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•	The description of the Company’s Class A Common Stock contained in the Company’s Registration Statements on Form 8-A, filed with the Commission on October 16, 1997 and June 20, 2006, and any amendments to such Registration Statements filed subsequently thereto and other reports filed for the purpose of updating such description, including the Company’s Current Report on Form 8-K, filed with the Commission on July 2, 2014.

•	The description of the Company’s Class B Common Stock contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on October 16, 1997, and any amendments to such Registration Statement filed subsequently thereto and other reports filed for the purpose of updating such description, including the Company’s Current Report on Form 8-K, filed with the Commission on July 2, 2014.

•	The description of the Company’s Preferred Share Purchase Rights contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on September 25, 2009, and any amendments to such Registration Statement filed subsequently thereto and other reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.	Exhibits.

The following exhibits are filed herewith:

Exhibit Number	Description

5.1	Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.

23.1	Consent of Grant Thornton LLP

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. (included in Exhibit 5.1)

24.1	Power of Attorney (set forth on the signature pages to this Registration Statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on May 26, 2017.

BBX CAPITAL CORPORATION

By:	/s/ Alan B. Levan
Alan B. Levan,
Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Alan B. Levan and John E. Abdo, and each of them acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to execute any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Alan B. Levan Alan B. Levan	Chairman and Chief Executive Officer	May 26, 2017

/s/ John E. Abdo John E. Abdo	Vice Chairman	May 26, 2017

/s/ Jarett S. Levan Jarett S. Levan	President and Director	May 26, 2017

/s/ Raymond S. Lopez Raymond S. Lopez	Executive Vice President, Chief Financial Officer and Chief Accounting Officer	May 26, 2017

SIGNATURE	TITLE	DATE

/s/ Norman H. Becker Norman H. Becker	Director	May 26, 2017

/s/ Steven M. Coldren Steven M. Coldren	Director	May 26, 2017

/s/ Darwin Dornbush Darwin Dornbush	Director	May 26, 2017

/s/ Willis N. Holcombe Willis N. Holcombe	Director	May 26, 2017

/s/ Oscar Holzmann Oscar Holzmann	Director	May 26, 2017

/s/ Alan J. Levy Alan J. Levy	Director	May 26, 2017

/s/ Joel Levy Joel Levy	Director	May 26, 2017

/s/ William Nicholson William Nicholson	Director	May 26, 2017

/s/ Anthony P. Segreto Anthony P. Segreto	Director	May 26, 2017

/s/ Neil Sterling Neil Sterling	Director	May 26, 2017

/s/ Charlie C. Winningham, II Charlie C. Winningham, II	Director	May 26, 2017

/s/ Seth M. Wise Seth M. Wise	Executive Vice President and Director	May 26, 2017

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.

23.1	Consent of Grant Thornton LLP

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. (included in Exhibit 5.1)

24.1	Power of Attorney (set forth on the signature pages to this Registration Statement)